Exhibit 4.7

VITAL LIVING, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

10% SERIES A PREFERRED STOCK

The undersigned, Bradley D. Edson and Stuart Benson, do hereby certify that:

1.                                       They are the Chief Executive Officer and Secretary, respectively, of Vital Living, Inc., a Nevada corporation (the “Company”).

2.                                       The Company is authorized to issue 50,000,000 shares of preferred stock.

3.                                       The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Articles of Incorporation of the Company, as amended, provides for a class of its authorized stock known as preferred stock, comprised of 50,000,000 shares, $0.001 par value, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Company is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 10,000,000 shares of the 50,000,000 shares of preferred stock which the corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

The rights, preferences, restrictions and other matters relating to the 10% Series A Preferred Stock are as follows:

1.                                       DESIGNATION.  The Preferred Stock is designated as the Company’s 10% Series A Preferred Stock (the “Preferred Stock”) and is subject to the terms and conditions of the Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith between the Company and the Investor.

2.                                       DIVIDEND PROVISIONS.  The holders of the Preferred Stock will be entitled to a preferred dividend at the rate of 10% per annum.  Dividends on the Preferred Stock will be cumulative and shall be paid in additional shares of Preferred Stock at a price equal to $1.00 per shares and will contain all the rights and privileges and be subject to all the terms and conditions as set forth herein.  Dividends shall be paid semi-annually.

3.                                       LIQUIDATION PREFERENCE.

(a)                                  In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of series of preferred stock that may from time to time come into existence, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding shares of Preferred Stock (the “Original Series A Issue Price”) and (ii) an amount equal to 12% of the Original Series A Issue Price for each 12 months that has passed since the date of issuance of any Preferred Stock plus any accrued or declared but unpaid dividends on such share (such amount (of declared but unpaid dividends) being referred to herein as the “Premium”).  If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of preferred stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to received.

(b)                                 Upon the completion of the distribution required by subparagraph (a) of this Section 3 and any other distribution that may be required with respect to series of preferred stock that may from time to time come into existence, the remaining assets of the corporation available for distribution to stockholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock).

(c)                                  (i)                                     For purposes of this Section 3, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); or (B) a sale of all or substantially all of the assets of the corporation; unless the corporation’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

(ii)                                  In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(A)                              Securities not subject to investment letter or other similar restrictions on free marketability (covered by (B) below):

(1)                                  If traded on a securities exchange or through NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(2)                                  If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(3)                                  If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(B)                                The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(iii)                             In the event the requirements of this subsection 3(c) are not complied with, this corporation shall forthwith either:

(A)                              cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

(B)                                cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3(c)(iv) hereof.

(iv)                              The corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the shareholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

4.                                       REDEMPTION.

(a)                                  This corporation may following twelve (12) months from the date hereof (the “Redemption Date”), at the option of the Board of Directors, redeem in whole or in part the Preferred Stock by paying in cash in exchange for the shares of Preferred Stock to be redeemed a sum equal to $1.50 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares (the “Redemption Price”).  Any redemption effected pursuant to his subsection (4)(a) shall be made on a pro rata basis among the holders of the Preferred Stock in proportion to the number of shares of Preferred Stock  then held by them.

(b)                                 Subject to the rights of series of preferred stock which may from time to time come into existence, at least thirty (30) but no more than sixty (60) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice if given) of the Preferred Stock to be redeemed at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”).  Except as provided in subsection (4)(c) on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears cancelled.  In the event loss than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c)                                  From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever.  Subject to the rights of series of preferred stock which may from time to time come into existence, if the funds of the corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock.  The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.  Subject to the rights of series of preferred stock which may from time to time come into existence, at any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

5.                                       CONVERSION.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                  Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time following the first anniversary of the date of issuance of such share and on or prior to the fifth (5th) day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Preferred Stock, at the office of this corporation or any transfer agent of such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The Conversion Price per share for shares of Preferred Stock shall be calculated as follows:

If the Preferred Stock is converted between the first anniversary and prior to the fifteenth (15th) month from the date of issuance, the Conversion Price per share shall be equal to the Original Series A Issue Price; or

If following the fifteenth (15th) month from the date of issuance of the corporation’s Common Stock is publicly traded on NASDAQ, Over-the-Counter Bulletin Board or other national stock exchange, the Conversion Price shall be 60% of the average closing price of the Common Stock for the 30 days prior to the date of conversion (“Trading Conversion Price”), however, in no event shall the Conversion Price be less than the Original Series A Issue Price.

(b)                                 Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock on the first day of the eighteenth (18th) month following the original issue date of the Preferred Stock, at a Conversion Price equal to the greater of the Trading Conversion Price or the Original Series A Issue Price.

(c)                                  Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(d)                                 No Impairment.  This corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(e)                                  Reservation of Stock Issuable Upon Conversion.  This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the corporation’s Articles of Incorporation.

(f)                                    Notice.  Any notice required by the provisions of this Section 5 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

6.                                       VOTING RIGHTS.  The holder of each share of Preferred Stock shall not have any voting rights.

7.                                       PROTECTIVE PROVISIONS.  So long as any shares of Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of Preferred Stock which is entitled, other than solely by law, to vote with respect to the matter, and which Preferred Stock represents at least a majority of the voting power of the then outstanding  shares of such Preferred Stock:

(a)                                  sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of;

(b)                                 alter or change the rights, preferences or privileges of the shares of Preferred Stock so as to affect adversely the shares;

(c)                                  increase or decrease (other than by redemption or conversion) the total number of authorized shares of preferred stock;

(d)                                 authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Preferred Stock with respect to dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Preferred Stock; or

(e)                                  amend the corporation’s Articles of Incorporation or by-laws.

RESOLVED, FURTHER, that the Chairman, the chief executive officer, president or any vice president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 7th day of August, 2003.

/s/ Bradley D. Edson	/s/ Stuart Benson
Bradley D. Edson, Chief Executive Officer	Stuart Benson, Secretary